Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces Third Quarter Results

•	Orders of $5.7 billion for the quarter, up 2% sequentially and 18% year-over-year on a combined business basis*

•	Revenue of $5.4 billion for the quarter, down 1% sequentially and flat year-over-year on a combined business basis

•	GAAP operating loss was $122 million for the quarter decreased 17% sequentially and decreased 22% year-over-year on a combined business basis

•	Adjusted operating income (a non-GAAP measure) was $240 million for the quarter, up 105% sequentially and down 13% year-over-year on a combined business basis

•	GAAP net loss per share of $(0.24) for the quarter which included $0.29 per share of adjusting items

•	Basic loss per share were $(0.24) for the quarter, adjusted basic earnings per share (a non-GAAP measure) were $0.05

•	Cash flows used in operating activities were $(195) million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $(405) million
*On July 3, 2017, we closed our previously announced transaction to combine the Oil & Gas business of General Electric Company ("GE Oil & Gas") and Baker Hughes Incorporated ("Baker Hughes"). The Company presents its financial results in accordance with GAAP which includes the results of Baker Hughes and GE Oil & Gas from the transaction closing date of July 3, 2017. However, management believes that using additional non-GAAP measures on a "Combined Business Basis" will enhance the evaluation of the profitability of the Company and its ongoing operations. Combined business results combine the results of GE Oil & Gas with Baker Hughes as if the closing date had occurred on the first day of all periods presented. The business combination impacts only the Oilfield Services and Digital Solutions segments. Accordingly, no reconciliation is presented for our other segments, Oilfield Equipment and Turbomachinery & Process Solutions. All combined business results presented in this News Release are unaudited. Such combined business results are not prepared in accordance with Article 11 of Regulation S-X. See Exhibit 99.2 in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2017, which includes a reconciliation of the combined business information contained herein from financial results prepared in accordance with GAAP.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

LONDON & HOUSTON (October 20, 2017) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the third quarter of 2017.

	Three Months Ended
		Combined Business Basis		Variance
(in millions except per share amounts)	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Orders	$5,722	$5,590	$4,831	2%	18%
Revenue	5,375	5,412	5,375	(1)%	—%
Operating loss	(122)	(147)	(156)	17%	22%
Adjusted operating income (non-GAAP)*	240	117	275	105%	(13)%
Net loss attributable to BHGE	(104)	N/A	N/A	N/A	N/A
Adjusted net earnings (non-GAAP) attributable to BHGE*	23	N/A	N/A	N/A	N/A
EPS attributable to Class A shareholders	(0.24)	N/A	N/A	N/A	N/A
Adjusted EPS (non-GAAP)* attributable to Class A shareholders	0.05	N/A	N/A	N/A	N/A
Cash flow used in operations	(195)	N/A	N/A	N/A	N/A
Free cash flow (non-GAAP)*	(405)	N/A	N/A	N/A	N/A
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
“The combination of GE Oil & Gas and Baker Hughes closed on July 3, and we are pleased with our progress during our first operating quarter. Despite the continuing challenging environment, we delivered solid orders growth and secured important wins from customers, advanced existing projects and enhanced our technology offerings in the quarter. We also achieved key integration milestones and made significant progress working as a combined company. I am now more convinced than ever that we combined the right companies at the right time,” said Lorenzo Simonelli, BHGE chairman and chief executive officer.
“In our Oilfield Services segment, we continue to see growth driven by our well construction business in North America. While the North America rig count is up more than 40% year-to-date, we saw a deceleration in the quarter with the US Land rig count up 6% versus the end of the second quarter. International activity remains muted with rig count flat year-to-date.
"In our Oilfield Equipment segment, the subsea market continues to be challenging. Activity remains low and price continues to be pressured. We expect tree awards in 2017 to be up versus 2016, but still significantly below peak levels seen in 2013. We continue to expect the subsea market to be very challenged in the short term with little sign of any significant recovery in 2018.
"In our Turbomachinery & Process Solutions segment, the LNG market continues to be over-supplied in the near term with gas prices pressured in most markets. The long-term value proposition for LNG remains positive and we have an industry-leading portfolio in the segment with strong manufacturing and service capabilities. Downstream markets continue to evolve. In refining, large, complex refineries should gain an advantage in a more competitive, oversupplied landscape. However, costs and refining margins continue to delay some projects. In petrochemicals, we see healthy end-market demand. Cost advantaged supply bases continue to drive projects forward, particularly in North America and the Middle East.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

"In our Digital Solutions segment, we see end markets for our measurement and controls-based portfolio slowly returning to growth. Aviation and industrial markets continue to be robust but are partially offset by declines in the power market. Oil and gas end markets are beginning to stabilize, and we expect them to return to growth over the medium term. Our Digital offerings in software and digital services continue to gain traction in the marketplace.
“We expect the overall oil and gas environment to remain challenging for the rest of the year. We have seen some improvement in activity but we have not seen meaningful increases in customer capital commitments. Oil prices remain volatile and, as a result, our customers remain cautious. We continue to support our customers through innovative solutions and solid execution and are focused on integrating and driving the best of both legacy businesses,” Simonelli said.

Quarter Highlights

Customer Contract Wins Across BHGE

BHGE signed its first fullstream agreement with Twinza Oil Limited to support an offshore project in Papua New Guinea. BHGE will provide drilling services for the appraisal well and development phases of the project, with an agreement to supply gas processing, compression, turbomachinery, controls, subsea equipment and installation services post-Final Investment Decision (FID). BHGE was selected because of its unique ability to provide a fully-integrated service and equipment offering, modular state-of-the-art approach, high-tech solutions and systems ‘that talk to each other’ for optimization. By working with BHGE, the customer is able to greatly synergize project execution and reduce integration risk.

BHGE secured several major contract awards in its Oilfield Services segment during the quarter, including the largest single order on record for its HPump™ surface pumping systems with a customer in the Permian Basin. The Company also won several notable deepwater Completions contracts, including two for top-tier, high-end technologies and services in new oil- and gas-rich fields. Additionally, BHGE won a large, multi-year drilling contract in the Middle East.

For its Oilfield Equipment business, BHGE received a major subsea contract to provide engineering, fabrication and construction of a subsea construction system and to support the installation, commissioning and start-up operations for phase two of the Zohr Gas Field. The contract award demonstrates BHGE’s commitment to helping secure Egypt’s energy future through the development of local talent and efficiency-driven solutions.

In its Turbomachinery & Process Solutions segment, BHGE secured its third contract for the Coral South LNG development in Mozambique. BHGE will provide boil-off gas (BOG) and booster compressors capable of operating at temperatures as low as -180 degrees Celsius and will be used to re-liquefy excessive BOG evaporating out of the LNG storage tanks. Separately, the Company received its first contract in Sub-Saharan Africa to provide asset performance management software services to reduce unplanned outages and trips by 20 percent for LNG trains.

In the Digital Solutions segment, BHGE secured its largest-ever digital contract with an important international customer of approximately $300 million, which includes an asset performance management solution based on the Predix platform.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Technology and Innovation

BHGE continues to differentiate itself with leading technology. This quarter it introduced IntelliStream™ upstream enterprise software, built on asset performance management software and the Predix platform, which assists in optimizing production and reducing non-productive time through a single system. The software, which provides analytic-driven insights and continuous learning across reservoirs, wells, networks, facilities and people, continues to gain interest in the marketplace.

BHGE is expanding its power generation applications below the 20-megawatt power range. The Company will supply a cogeneration power plant in Malaysia with its NovaLT16 gas turbine generator. This will help its customer increase energy efficiency and lower CO2 emissions by 54,000 tons per year.

Executing for Customers

BHGE achieved a key milestone in the module-assembly process to support an expansion project in Kazakhstan. To help maximize engineering and delivery speed and minimize installation risks at the customer’s site, BHGE is developing complex module sections in its own yard. In August 2017, BHGE quickly and accurately completed the stacking-procedure for the first of five large, industrial modules, each ~3,700 tons, in approximately 14 hours.

BHGE’s advanced drilling technology continues to be a key differentiator, particularly in the Marcellus and Utica basins in the Northeast US. Applying its AutoTrak™ Curve high-build rotary steerable system, Talon™ high-efficiency PDC drill bits, tailored drilling fluids and enhanced solids removal techniques, BHGE is helping operators reduce well costs and improve performance, while setting footage-drilled records.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

	Three Months Ended
(in millions)		Combined Business Basis		Variance
Consolidated segment orders	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Oilfield Services	$2,635	$2,530	$2,448	4%	8%
Oilfield Equipment	760	797	524	(5)%	45%
Turbomachinery & Process Solutions	1,410	1,589	1,218	(11)%	16%
Digital Solutions	917	674	641	36%	43%
Total	$5,722	$5,590	$4,831	2%	18%
Orders for the quarter were $5,722 million, up 2% sequentially and up 18% year-over-year. This sequential increase is driven by service orders, which were up 5%, and partially offset by equipment orders, which were down 1%. The 18% year-over-year growth is mainly driven by a 32% increase in equipment orders and an 11% decrease in service orders.
The Company's equipment book-to-bill ratio in the third quarter was 1.1.
Backlog grew in the third quarter, which ended at $20.9 billion, an increase of $0.3 billion or 1% from the second quarter of 2017. Equipment backlog was $5.7 billion, up $0.2 billion, or 3%, sequentially. Services backlog was $15.2 billion, up $0.1 billion, or 1%, sequentially.
Consolidated Revenues by Reporting Segment

	Three Months Ended
(in millions)		Combined Business Basis		Variance
Consolidated segment revenue	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Oilfield Services	$2,635	$2,528	$2,426	4%	9%
Oilfield Equipment	600	688	829	(13)%	(28)%
Turbomachinery & Process Solutions	1,511	1,589	1,480	(5)%	2%
Digital Solutions	629	607	640	4%	(2)%
Total	$5,375	$5,412	$5,375	(1)%	—%
Revenue for the quarter was $5,375 million, a decrease of $37 million, or 1%, sequentially. Compared to the same quarter last year, revenue was flat. The sequential decrease in revenue was driven primarily by lower revenue in longer-cycle businesses as Turbomachinery & Process Solutions and Oilfield Equipment were down 5% and 13%, respectively. This was partially offset by an increase in shorter-cycle businesses with Oilfield Services and Digital Solutions both up 4% sequentially. Year-over-year, Oilfield Services was up 9% and Turbomachinery & Process Solutions was up 2%, offset by a decrease in Oilfield Equipment of 28% and Digital Solutions of 2%.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Consolidated Operating Income (Loss) by Reporting Segment

	Three Months Ended
(in millions)		Combined Business Basis		Variance
Segment operating income (loss)	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Oilfield Services	$75	$27	$(40)	F	F
Oilfield Equipment	(43)	15	61	U	U
Turbomachinery & Process Solutions	210	134	258	57%	(19)%
Digital Solutions	87	50	109	74%	(20)%
Total segment operating income	$329	$226	$388	46%	(15)%
Corporate	(89)	(109)	(113)	18%	21%
Inventory impairment	(12)	(4)	(24)	U	50%
Restructuring, impairment & other charges	(191)	(126)	(388)	(52)%	51%
Goodwill impairment	—	—	(17)	NA	100%
Merger and related costs	(159)	(134)	(2)	(19)%	U
Operating loss	$(122)	$(147)	$(156)	17%	22%
Adjusted operating income*	$240	$117	$275	105%	(13)%
*Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP)
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating loss for the third quarter of 2017 was $122 million, which includes additional amortization of intangibles as a result of purchase accounting for pre-merger Baker Hughes. Operating loss decreased 17% sequentially and 22% year-over-year. Total segment operating income was $329 million for the third quarter of 2017, up $103 million, or 46%, sequentially, and down $59 million, or 15%, year-over-year.
Adjusted operating income (a non-GAAP measure) for the third quarter of 2017 was $240 million and excludes adjustments totaling $362 million before tax, mainly related to restructuring charges and merger and related costs. A complete list of the adjusting items and associated reconciliation has been provided in Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP. Adjusted operating income for the third quarter was up $123 million, or 105%, sequentially driven by shorter-cycle businesses, partially offset by the Oilfield Equipment business. Adjusted operating income was down $35 million, or 13%, year-over-year driven by Oilfield Equipment and Turbomachinery & Process Solutions, partially offset by growth in Oilfield Services.
Corporate costs were $89 million in the third quarter of 2017, compared to $109 million in the prior quarter and $113 million in the third quarter of 2016. The sequential decrease in corporate costs of $20 million was primarily due to synergy savings realized in the quarter.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Other Financial Items
Income tax expense was $93 million for the third quarter. The tax expense was due primarily to the geographical mix of earnings and losses, which resulted in taxes in certain jurisdictions that exceeded the tax benefit from the losses in other jurisdictions, that could not be realized within the quarter due to valuation allowances provided. Over time, the Company expects the tax rate to normalize as its earnings and losses profile shifts amongst the US and international jurisdictions.
Cash flows used by operating activities were $(195) million for the third quarter of 2017. Free cash flow (a non-GAAP measure) for the quarter was $(405) million. Free cash flow included approximately $400 million of merger and restructuring related cash payments. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $210 million for the third quarter of 2017, including $83 million of merger-related capital expenditures.
Depreciation and Amortization for the third quarter of 2017 was $380 million.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

	Three Months Ended
(in millions)		Combined Business Basis		Variance
Oilfield Services	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Revenue	$2,635	$2,528	$2,426	4%	9%
Operating income/(loss)	$75	$27	$(40)	F	F
Operating income/(loss) margin	2.8%	1.1%	(1.6)%	1.7pts	4.4pts
Oilfield Services (OFS) revenue of $2,635 million for the quarter increased by $107 million, or 4%, sequentially. The sequential increase in revenue was driven by increased activity in North America and the Middle East partially offset by decreased activity in Latin America.
North America revenue was $1,045 million, an increase of 5% sequentially, as a result of improved activity in the U.S., most notably onshore. International revenue was $1,590 million, an increase of 3% sequentially, primarily driven by increased activity in the Middle East, Europe and Asia and partially offset by weaker volume in Latin America and Sub-Saharan Africa. From a product line perspective, the sequential growth of 4% in OFS was driven primarily by Completions, Artificial Lift and Drilling Services. This growth was partially offset by lower volume in the Rod Lift Systems business.
Segment operating income before tax for the quarter was $75 million, which included increased intangible amortization from the purchase accounting valuation. Operating income for the third quarter of 2017 was up $48 million, or 178%, sequentially, primarily driven by increased volume and cost productivity.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Orders	$760	$797	$524	(5)%	45%
Revenue	$600	$688	$829	(13)%	(28)%
Operating income/(loss)	$(43)	$15	$61	U	U
Operating income/(loss) margin	(7.2)%	2.2%	7.4%	(9.4)pts	(14.6)pts
Oilfield Equipment (OFE) orders were up 45% year-over-year, with equipment orders up 69%, mainly driven by higher orders in the Subsea Production Systems and Wellstream businesses. Services orders increased by 3% driven by the Pressure Control business, slightly offset by weaker orders in the Rig Drilling Systems business and fewer upgrades.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

OFE revenues of $600 million for the quarter decreased $229 million, or 28%, year-over-year. The decrease was driven by lower throughput as a result of decreasing backlog in the Subsea Production Systems business, as well as lower convertible orders across the Drilling Systems and Services and Offshore businesses.
Segment operating loss before tax for the quarter was $43 million, down year-over-year. The loss was primarily driven by lower volume and unfavorable foreign currency movements in long-term contracts, partially offset by cost deflation.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Orders	$1,410	$1,589	$1,218	(11)%	16%
Revenue	$1,511	$1,589	$1,480	(5)%	2%
Operating income	$210	$134	$258	57%	(19)%
Operating income margin	13.9%	8.4%	17.4%	5.5pts	(3.5)pts
Turbomachinery & Process Solutions (TPS) orders were up 16% year-over-year. Equipment orders were up 79% driven by the New Units business, partially offset by equipment orders that serve the downstream market. Service orders were down 10% primarily driven by lower volume in the transactional services business, as well as the upgrades business.
TPS revenues of $1,511 million for the quarter increased $31 million, or 2%, year-over-year. The increase was driven by fulfillment on long-term service contracts as well as gas and steam turbine installations, partially offset by lower volume in the Flow & Process Technologies business.
Segment operating income before tax for the quarter was $210 million, down $48 million, or 19%, year-over-year. The decline was driven primarily by unfavorable equipment mix.
Digital Solutions

	Three Months Ended
(in millions)		Combined Business Basis		Variance
Digital Solutions	September 30, 2017	June 30, 2017	September 30, 2016	Sequential	Year-over-year
Orders	$917	$674	$641	36%	43%
Revenue	$629	$607	$640	4%	(2)%
Operating income	$87	$50	$109	74%	(20)%
Operating income margin	13.8%	8.2%	17.0%	5.6pts	(3.2)pts
Digital Solutions (DS) orders were up 43% year-over-year, primarily due to a large order for Predix software. Excluding the large digital order, orders were down 5% year-over-year, primarily driven by lower order intake across the Pipeline and Process Solutions business which moved to Digital Solutions from pre-merger Baker Hughes, as well as lower order intake in the Measurement & Sensing business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

DS revenues of $629 million for the quarter were down 2% year-over-year, mainly driven by decreased volume in the Pipeline and Process Solutions business, partially offset by an increase in the Inspection Technologies product line.
Segment operating income before tax for the quarter was $87 million, up 74% sequentially and down 20% year-over-year. The sequential increase was driven primarily by improved cost productivity and strong operational execution, as well as normal seasonality within the business. The year-over-year decline was mostly driven by an unfavorable product line mix.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Charges & Credits
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
		Combined Business Basis
(in millions)	September 30, 2017	June 30, 2017	September 30, 2016
Operating loss (GAAP)	$(122)	$(147)	$(156)
Change in control charges	82	—	—
Merger-related costs	39	98	2
Integration costs	38	36	—
Litigation settlements	—	67	41
Restructuring	191	59	364
Inventory impairment	12	4	24
Total operating income adjustments	$362	$264	$431
Adjusted operating income (non-GAAP)	$240	$117	$275
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

(in millions)	Three Months Ended September 30, 2017
Net loss attributable to BHGE (GAAP)	$(104)
Total identified items	362
Tax on total identified items	(23)
Total adjustments, net of income tax	339
Less: adjustments attributable to noncontrolling interests	212
Adjustments attributable to BHGE	$127
Adjusted net income attributable to BHGE (non-GAAP)	$23

Denominator:
Weighted-average shares of Class A common stock outstanding basic (millions)	428
Adjusted earnings per Class A share—basic and diluted	$0.05
Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

(In millions)	Three Months Ended September 30, 2017
Cash flow from operating activities (GAAP)	$(195)
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(210)
Free cash flow (non-GAAP)*	$(405)
*Free cash flow is defined as net cash flows provided by (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Financial Tables (GAAP)
Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2017	2016	2017	2016
Revenue	$5,375	$3,024	$11,496	$9,753
Costs and expenses:
Cost of revenue	4,355	2,294	9,159	7,440
Selling, general and administrative expenses	792	475	1,750	1,476
Restructuring, impairment and other	191	77	292	452
Merger and related costs	159	2	310	10
Total costs and expenses	5,497	2,848	11,511	9,378
Operating income (loss)	(122)	176	(15)	375
Other non operating income (loss), net	(3)	6	65	18
Interest expense, net	(42)	(21)	(75)	(74)
Income (loss) before income taxes and equity in loss of affiliate	(167)	161	(25)	319
Equity in loss of affiliate	(13)	—	(13)	—
Provision for income taxes	(93)	(70)	(122)	(132)
Net income (loss)	(273)	91	(160)	187
Less: Net income (loss) attributable to GE Oil & Gas pre-merger	—	96	109	255
Less: Net income (loss) attributable to noncontrolling interests	(169)	(5)	(165)	(68)
Net income (loss) attributable to BHGE	$(104)	$—	$(104)	$—

Per share amounts (for the period from July 3, 2017 to September 30, 2017):
Basic and diluted loss per Class A common share	$(0.24)		$(0.24)

Cash dividend per Class A common share	$0.17		$0.17
Special dividend per Class A common share	$17.50		$17.50

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Condensed Consolidated and Combined Statements of Financial Position
(Unaudited)

(In millions)	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and equivalents	$4,777	$981
Current receivables, net	5,194	2,563
Inventories, net	5,309	3,224
All other current assets	1,301	633
Total current assets	16,581	7,401
Property, plant and equipment - less accumulated depreciation	6,255	2,325
Goodwill	20,395	6,680
Other intangible assets, net	6,826	2,449
Contract assets	2,761	1,967
All other assets	1,992	899
Total assets	$54,810	$21,721
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,203	$1,898
Short-term debt and current portion of long-term debt	1,866	239
Progress collections	1,543	1,596
All other current liabilities	2,120	1,201
Total current liabilities	8,732	4,934
Long-term debt	3,039	38
Liabilities for pensions and other postretirement benefits	1,262	519
All other liabilities	1,629	1,375
Equity	40,147	14,855
Total liabilities and equity	$54,809	$21,721

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2017	2016
Cash flows from operating activities:
Net income (loss)	$(160)	$187
Less: Net loss attributable to noncontrolling interests	(165)	(68)
Net income after noncontrolling interests	5	255
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	716	439
Working capital and other operating items, net	(1,306)	(889)
Net cash flows used in operating activities	(585)	(195)
Cash flows from investing activities:
Expenditures for capital assets	(417)	(330)
Proceeds from disposal of assets	76	21
Net cash received from acquisitions	(3,365)	(1)
Other investing items, net	(173)	(36)
Net cash flows used in investing activities	(3,879)	(346)
Cash flows from financing activities:
Dividends paid	(76)	—
Distributions to noncontrolling interest	(122)	—
Contribution received from GE	7,400	—
Other financing items, net	1,010	229
Net cash flows from financing activities	8,212	229
Effect of currency exchange rate changes on cash and equivalents	48	(122)
Increase/(decrease) in cash and equivalents	3,796	(434)
Cash and equivalents, beginning of period	981	1,432
Cash and equivalents, end of period	$4,777	$998

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Friday, October 20, 2017, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website through November 20, 2017.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Registration Statement on Form S-4 (File No. 333-216991), filed by the Company with the SEC and declared effective on May 30, 2017; the Company’s subsequent quarterly report on Form 10-Q for the quarterly period ended June 30, 2017; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Third Quarter Results

Orders and Backlog - our ability to execute on orders and backlog and convert those orders and backlog to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
# # #
Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.